 Exhibit 13.2

PRESS RELEASE

ADDING and REPLACING First All Female-Founded Investment Platform, LUXUS, Gives Investors Opportunity to Invest in Rare Diamonds and Gems

Backed by Veronica M. Beard, current and former Blackstone executives, and other notable investors, LUXUS will partner with Kwiat/Fred Leighton to launch inaugural rare Argyle pink diamond

May 12, 2022 12:06 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)--Add disclaimer text after last paragraph of release.

The updated release reads:

FIRST ALL FEMALE-FOUNDED INVESTMENT PLATFORM, LUXUS, GIVES INVESTORS OPPORTUNITY TO INVEST IN RARE DIAMONDS AND GEMS

Backed by Veronica M. Beard, current and former Blackstone executives, and other notable investors, LUXUS will partner with Kwiat/Fred Leighton to launch inaugural rare Argyle pink diamond

LUXUS, the first all female-founded luxury investment platform, announces its official launch today. LUXUS will be the first Reg A+ fintech company to specialize in precious gems and rare jewelry, in addition to directly partnering with the luxury brands to list their assets. In response to the current volatile market environment, LUXUS will bring a new wave of investment opportunities including precious gems and coveted jewelry to investors everywhere. Straddling three existing industry sectors - luxury, commodities, and collectibles - LUXUS aims to create a new investable asset class and will launch with its inaugural MVP asset, a Pink Argyle Diamond from the collection of Kwiat/Fred Leighton, upon qualification by the SEC.

LUXUS is brought to life by Dana Auslander, a hedge fund veteran and Gretchen Gunlocke Fenton, a luxury and fashion editor. In partnering with Kwiat/Fred Leighton to launch their MVP (Minimum Viable Product), their vision is to create an opportunity for all investors to participate in this new asset class, as well as set precedent and attract luxury brands to partake in the securitization of other treasured assets.

“We believe in providing access to assets once reserved only for the ultra wealthy. Investors everywhere should be able to participate in the ownership of the world’s most coveted assets,” said LUXUS Co-founder and CEO, Dana Auslander. “At LUXUS, we believe luxury doesn’t have to mean ‘unattainable.’”

Since the start of COVID-19, the market for luxury goods across all forms and price points, has significantly outperformed other asset classes. LUXUS aims to capitalize on the rebounding luxury industry’s popularity and tap into a growing interest in luxury consumer goods investments. Through connecting luxury brands with investors, LUXUS will transform each asset into a securities law compliant, publicly traded equity. The platform will source, securitize, and distribute novel consumer luxury assets, including precious gems, estate jewelry, rare watches and other bespoke items, creating a curated equities portfolio for all investors.

“We are thrilled to bring greater access and investment opportunities to the masses through something as exciting and tangible as consumer luxury goods,” said Gretchen Gunlocke Fenton, Co-founder of LUXUS. “The aftermath of Covid has ushered in a new era in which all investors can participate in fractional ownership of these types of ‘best-in-class’ assets.”

1

Adding to the value of its offerings, LUXUS has also engaged Richard Jaycobs, recently retired President of Cantor Fitzgerald's CX Futures Market, to oversee the company’s internet-based technology platform. The platform's user interface is designed to simplify the purchase of shares in LUXUS' offerings and reduces the complexities of personal investing.

“LUXUS state-of-the-art technology provides investment opportunities for everyday investors in the consumer luxury goods market in a way that is understandable, accessible, and efficient,” said Richard Jaycobs.

The team will work closely with global luxury brands to source and procure luxury assets, parameterized by rarity, cultural significance, provenance, fair value, and condition. After structuring, securitizing, and filing each asset with the SEC, LUXUS will promote, market, and distribute the asset through a multi-prong sales system, harnessing the utility of modern and traditional methods to drive traction to the LUXUS platform. Finally, once the asset is qualified by the SEC, LUXUS will then list the security on a regulated Alternative Trading System (ATS) and later facilitate (1) trading on the secondary market as well as (2) a transaction based monetization exit.

Over time, LUXUS will expand into rare watches, classic automobiles and other consumer luxury goods by adopting a holistic institutional approach to this fast-growing industry. To date, LUXUS has partnered with one of the largest jewelry manufacturers and procurers, Kwiat/Fred Leighton, and will continue to expand its portfolio of brand partnerships and asset offerings in the months to come.

About LUXUS

Our mission at LUXUS is to empower everyone to invest in luxury assets. LUXUS partners with the world's premium brands to unlock fractional ownership in coveted jewelry, ethically sourced precious gems, rare watches, accessories and more for retail investors around the world. Other investment platforms provided a roadmap for superior user experience and accessibility that we are employing for luxury assets for the first time ever. Our founding team of seasoned executives has deep expertise in fintech, Investment Management, Sales & Trading, Luxury, and Technology, and we're lucky to be backed by some of the world’s most respected investors.

To participate as an investor in the offering, investors can go to luxusco.com. The most recent version of the company’s offering circular may be found here, https://www.sec.gov/Archives/edgar/data/1911165/000101054922000060/luxus1a.htm.

THE PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

2

AN AFFILIATE OF LUXUS IS ANTICIPATING MAKING AN OFFERING OF SECURITIES UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED AND, IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY SECURITIES CAN BE ACCEPTED, AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED, UNTIL AN OFFERING STATEMENT FILED WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION BY THE SEC OR AS STATED IN THE OFFERING MATERIALS RELATING TO AN INVESTMENT OPPORTUNITY, AS APPLICABLE. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.[THE MOST RECENT COPY OF THE OFFERING CIRCULAR RELATED TO THIS OFFERING MAY BE FOUND AT https://sec.report/Document/0001010549-22-000060/.

3

Luxus wants the crown jewel of your portfolio to be an actual diamond

Anita Ramaswamy @anitaramaswamy / 9:00 AM EDT • May 11, 2022 Save Comment

S&

Image Credits: Luxus

A much-anticipated market downturn may finally be here, and investors have been preparing for it by diversifying their portfolios away from the traditional stock and bond holdings, and into alternative assets such as collectibles. Thanks to tech companies such as Masterworks (physical art), Vinovest (wine) and Rally Rd (classic cars, sports memorabilia, etc), retail investors can now put their money into alternative assets with relative ease.

4

Many of these collectibles have been unlocked in the past few years, but one major market has remained difficult for tech startups to crack — luxury gems. That's the opportunity a new fintech startup called Luxus, co-founded by two women with experience in both finance and luxury fashion, is hoping to bring to investors.

"People have been trying to make gems an investable asset class since 17th-century Venice, which had done this with gold, and nobody could figure it out," co-founder and CEO Dana Auslander told TechCrunch in an interview. Auslander, who has spent 23 years working in the hedge fund industry, said that her background in structuring financial products informed her approach to founding Luxus with this very goal in mind.

Precious gems are non-fungible, meaning that like a precious artwork or classic car, they can't be easily divided and retain their value, which is why Auslander thought offering investors fractional ownership in gems would be a more effective way to market them.

"As a product person, as soon as I discovered the JOBS Act and Reg A+, I was like, "this is how you do it," Auslander said. Reg A+, introduced under the JOBS Act in 2015, allows companies to raise capital in a process similar to an IPO but with fewer reporting requirements, meaning companies typically pay less to launch an offering and can market their securities to a broader investor pool than in a traditional IPO.

Auslander teamed up with her friend, Gretchen Gunlocke Fenton, a luxury and fashion professional with experience at Glamour Magazine as well as high-end brands Tod's and Chanel, to start Luxus last summer. The platform is officially launching today and plans to debut its first investment offering to investors later this month, pending SEC approval — a rare argyle pink diamond mined in 2016 in Kimberly, Australia, Auslander said.

5

Luxus has valued the diamond at $400,000 and will be offering 2,000 shares at $200 each to investors, according to a document the company shared with TechCrunch. It is launching the offering in partnership with jeweler Kwiat/Fred Leighton, which, like all the suppliers Luxus plans to work with, is handling the security and custody of the diamond itself.

Auslander said that colored diamonds, particularly pink ones, are super-rare, representing 0.001% of diamonds mined globally. Because of their scarcity, they have historically had a low correlation to traditional markets and have provided a stable return during periods of broader volatility and inflation, according to Auslander.

"This particular stone has returned [11.5% per annum] from 2005 to 2020, beating both the S&P 500 and gold by more than 200%," Auslander said.

To prepare for its launch, the company has raised $2.5 million in pre-seed funding from investors including fashion entrepreneur Veronica M. Beard and current and former senior executives at Blackstone, Auslander said. The company also won the NBA Full Court Pitch Competition for startups in February and got to present at the league's All-Star Weekend, beating out a golf company and a sneaker company in front of a panel of all-male judges — an achievement Auslander recounted with pride.

Brands will pay Luxus a small fee to list their assets on the platform, and Luxus will charge a 50-75 basis point management fee to investors. Auslander added that the platform will have a "buy it now" feature, effectively making it a sales channel for the jewelers.

6

Its target investors are similar to those participating in crypto, Auslander said — retail investors, collectible lovers and people who are fans of events like the Met Gala or the Oscars who not only read editorial coverage of those events but also want to participate in the ownership of related assets. Institutional macro investors who want to diversify their portfolios with hard assets are also a key demographic for Luxus, she added.

Luxus co-founder and CEO Dana Auslander. ***Image Credits:*** *Luxus*

Gemstone mines across the globe are predicted to continue closing as most of the gems have already been extracted, so the inherent scarcity of the product should also drive up value, according to Auslander. All the diamonds on its platform will be required to be compliant with the internationally recognized Kimberley Process to ensure they were ethically mined, she added.

“We’re trying to create a new asset class just like Masterworks did, but we’re really much more of a commodity, and we’re not manmade. It’s a little bit more bordering the lines of commodities, luxury and collectibles,” Auslander said.

When I asked Auslander why another platform such as Masterworks hasn’t already waded into the luxury gems market, she explained that suppliers can be particularly tough to access.

“It’s really a very concentrated industry, and these are really deep relationships of mine and Gretchen’s. We have some [suppliers] as investors, we have some other brands that we’re lining up … It’s also a very risk-averse, private industry,” Auslander said.

7

One other key difference between Luxus and a platform like Masterworks is that Luxus plans to use a Series LLC structure, grouping assets for accounting purposes, rather than offering each gem as a separate entity, Auslander explained. The benefit to the Series LLC structure is that it allows for greater efficiency and speed, she said, noting that the holding period for gemstones is typically much shorter than it is for artwork, at 18 months to three years, because the market moves much faster.

"I think in the next 18 months, three years, five years, there will be substantial institutional demand — we just want to make sure that we are able to come up with a supply," Auslander said.

Conversation 1 Comment

Welcome to TechCrunch comments! Please keep conversations courteous and on-topic. See our community guidelines for more information.

Hannah Ye

What do you think? GIF

Sort by **Best**

Hannah Ye · 18 minutes ago

Reply

Powered by OpenWeb

Feedback

8

5/17/22, 2:30 PM New Fintech Offers Rare Pink Diamond To Retail Investors For $200 Per Share

INVESTING

New Fintech Offers Rare Pink Diamond To Retail Investors For $200 Per Share

Hank Tucker Forbes Staff

Follow

May 11, 2022, 11:06am EDT

1

New!
Click on the conversation bubble to join the conversation
Got it!

https://www.forbes.com/sites/hanktucker/2022/05/11/new-fintech-makes-diamond-trading-possible-for-retail-investors/?sh=5c73b5e0349c 1/6

9

5/17/22, 2:30 PM New Fintech Offers Rare Pink Diamond To Retail Investors For $200 Per Share

Most of the world's supply of pink diamonds comes from Australia's Argyle Mine that closed in 2020. GETTY

Diamonds are forever–unless you buy a fraction of one and sell it for a profit. Fintech investing platforms offer fractionalized shares in everything from comic books to Picasso paintings, and a new startup is now adding another asset to the mix by securitizing rare diamonds and gems, though fees can be steep for retail traders.

Luxus launched Wednesday and plans to sell 2,000 shares of its first piece, a pink Argyle diamond valued at $400,000, for $200 each, pending SEC approval this month. Founded by former Blackstone managing director Dana Auslander and Gretchen Gunlocke Fenton, a former accessories editor at Vogue and Glamour and public relations executive at Chanel, Luxus is the first fintech platform to specialize in selling shares of precious gems and jewelry.

Auslander spent seven years at Blackstone before leaving in 2008 to oversee marketing and investor relations at Harbinger Capital Partners, Philip Falcone's hedge fund, which shrunk from $26 billion to less than $10 billion in assets during the Great Recession. For the last decade, she advised other hedge funds and began collecting jewelry as a hobby, befriending her neighbor Gunlocke

https://www.forbes.com/sites/hanktucker/2022/05/11/new-fintech-makes-diamond-trading-possible-for-retail-investors/?sh=5c73b5e0349c 2/6

10

5/17/22, 2:30 PM New Fintech Offers Rare Pink Diamond To Retail Investors For $200 Per Share

Fenton on Manhattan's Upper East Side. The duo raised $2.5 million in pre-seed money from investors including designer Veronica Beard and Auslander's former Blackstone colleagues, and committed to start Luxus last summer.

"It seemed like a really obvious gap that needed to be filled, and no one was really doing it," says Auslander, the startup's CEO. "We believe that there is tremendous demand from retail investors, because we're dealing with things that are a natural resource. They're a commodity, they're a luxury asset and they're collectibles."

Luxus partnered with New York jeweler Fred Leighton to acquire the 0.54 carat diamond mined from the Argyle Mine in Western Australia, which produced more than 90% of the world's supply of pink diamonds before it closed in 2020. Data from brokerage firm Australian Diamond Portfolio shows that its class of "fancy vivid" pink diamonds appreciated in value more than fivefold from 2005 to 2020, or 11.5% compounded annually, outperforming the S&P 500's 7.3% annualized gain in that span.

Investors chasing those high returns will have to make some sacrifices in liquidity and fees compared with simple stock trades. Luxus will hold the gem for at least a year, and Auslander expects to sell most assets within 18 months to three years after an offering closes. Shareholders will pay management fees on the Argyle diamond

https://www.forbes.com/sites/hanktucker/2022/05/11/new-fintech-makes-diamond-trading-possible-for-retail-investors/?sh=5c73b5e0349c 3/6

11

5/17/22, 2:30 PM New Fintech Offers Rare Pink Diamond To Retail Investors For $200 Per Share

of 0.75%. Once the diamond is sold, investors will pay a performance fee of 20% on any profits exceeding an 8% annualized gain, according to its offering prospectus.

The transaction-based model is similar to fractionalized art investing platform Masterworks, which scored a $1 billion valuation last October and sells shares of iconic works of art, charging a 1.5% management fee and 20% performance fee on all profits. Another startup called Rally also allows investors to buy shares of collectibles like vintage sports trading cards, comic books, sneakers signed by Michael Jordan or a 1980s Lamborghini. Rally doesn't charge fees to investors, but it makes money by charging a listing fee to the original owner of its assets.

So, why would any retail investor buy shares of a collectible they will never physically own? Auslander says there's an emotional connection individuals feel with collectible assets–plus, the potential for a return on investment.

"When I discovered that Reg. A [a regulatory provision that eases the disclosure requirements for certain securities] was available for real estate and for baseball cards and sneakers, I said why not do this for precious gems and jewelry?" she says. "I have a great personal affection for this asset class. The aspect of an emotional investment is very, very obvious to me, as I think it will be to a lot of women."

https://www.forbes.com/sites/hanktucker/2022/05/11/new-fintech-makes-diamond-trading-possible-for-retail-investors/?sh=5c73b5e0349c 4/6

12

5/17/22, 2:30 PM New Fintech Offers Rare Pink Diamond To Retail Investors For $200 Per Share

Follow me on Twitter or LinkedIn. Send me a secure tip.

Hank Tucker

Follow

I'm a reporter on Forbes' money team covering investing trends and Wall Street's difference-makers. I've reported on the world's billionaires for Forbes' wealth team and was previously an... **Read More**

Editorial Standards Reprints & Permissions

Conversation **1 Comment**

Read our community guidelines here

What do you think?

Sort by **Best**

HY **Hannah Ye** · 13 May, 2022 •••

https://www.forbes.com/sites/hanktucker/2022/05/11/new-fintech-makes-diamond-trading-possible-for-retail-investors/?sh=5c73b5e0349c 5/6

13

5/17/22, 2:31 PM New Fintech Offers Rare Pink Diamond To Retail Investors For $200 Per Share

or commitment of any kind.

Reply

Powered by OpenWeb Terms | Privacy | Feedback

https://www.forbes.com/sites/hanktucker/2022/05/11/new-fintech-makes-diamond-trading-possible-for-retail-investors/?sh=5c73b5e0349c 6/6

14

5/16/22, 7:45 PM Luxus Brings Fractional Ownership to the Fancy Colored Diamond Market - Bloomberg

Pursuits

Now You Can Own a Fraction of a Fancy Colored Diamond

With the launch of Luxus, a new fractional ownership marketplace, you don't have to have millions of dollars to get into one of the rarest luxury commodities.

ance,

Source: Luxus

By Kristen Shirley
May 12, 2022, 9:00 AM EDT *Corrected May 12, 2022, 8:17 PM EDT*

A new fractional ownership business centered on fancy colored diamonds will launch on May 18. Luxus, founded by hedge fund expert Dana Auslander and fashion journalist Gretchen Gunlocke Fenton, will debut with a first offering of a .54 carat fancy pink diamond. Luxus says this is being done

https://www.bloomberg.com/news/articles/2022-05-12/luxus-brings-fractional-ownership-to-the-fancy-colored-diamond-market 1/7

15

5/16/22, 7:45 PM Luxus Brings Fractional Ownership to the Fancy Colored Diamond Market - Bloomberg

under Regulation A, and first requires qualification by the Securities and Exchange Commission before any investor can participate.

The company aims to give retail investors the chance to buy a sliver of the stone, starting at 0.1%, with the opportunity to participate in a market normally out of reach for those who don't have millions to invest. The idea is that the special diamonds, which have been steadily gaining value, will offer potential returns as investments. But, as with many such fractional ownership enterprises, retail investors will have no access to the stone or influence over how or when it might be resold–and returns realized.

The fancy colored pink diamond from the Argyle Mine. *Source: Luxus*

More from

Bloomberg
Pursuits

'Disastrous': Arsenal Loses Again to Damage Top-4 Bid in EPL

NBC, Fox Offer Fall Television Plans, to a Point Amid Change

https://www.bloomberg.com/news/articles/2022-05-12/luxus-brings-fractional-ownership-to-the-fancy-colored-diamond-market 2/7

16

5/16/22, 7:45 PM Luxus Brings Fractional Ownership to the Fancy Colored Diamond Market - Bloomberg

Fan Falls Through Detroit Footbridge on Way to Tigers Game

Golden Knights Fire Peter DeBoer After Missing Playoffs

Today, fancy pink diamonds remain among the world's priciest diamonds; the largest, most exceptional stones sell from $1 million to $1.2 million per carat at retail. The most expensive diamond of any color ever sold was the Pink Star, a 59.6 carat internally flawless fancy vivid pink diamond that sold for $71 million in 2017 at a Sotheby's auction, or just under $1.2 million per carat.

Fancy colored diamonds have typically gained 9% to 12% annually in recent years, according to the Fancy Color Diamond Index (FCDI), which tracks the wholesale prices. From the start of 2005 through the first quarter of this year, prices for fancy vivid pink diamonds, a high grade, achieved 427.8% growth.

Not all pink diamonds are created equal, but even lower-quality colors gained in price. Fancy pink diamonds, a lower grade, gained 325.6% in price, and fancy intense pink diamonds 382.6%. The price of gold gained 300% over that period–the S&P, 384%.

How do you get in on the game

Unless you had millions of dollars to invest, you'd be unable to acquire any of those gems, and smaller stones and colorless diamonds don't achieve comparable price gains. With the growth of alternative investment platforms, including for wine, art, sports memorabilia, and cryptocurrencies, it was only a matter of time before someone created a platform for gemstones.

The first offering users can buy into is a .54 carat fancy vivid purplish pink diamond from the legendary (now closed) Argyle Diamond Mine in Australia, which was the source of 90% of the world's pink diamonds. Luxus sourced the diamond from Kwiat, a family-owned diamond company founded in 1907 that acquired the diamond as an investment at the Argyle Tender, a sealed-bid sales event, in 2016.

Dana Auslander, Luxus's chief executive officer, spent years structuring and developing products for hedge funds and working in asset management at firms including Blackstone Alternative Asset Management LP and Harbinger Capital Partners LLC before she co-founded Luxus. Co-founder Gretchen Gunlocke Fenton, who worked in public relations for Chanel and was a fashion editor at *Vogue*, *Town & Country*, and *Glamour*, brings knowledge and connections in the jewelry industry. In July 2021, they decided to launch Luxus, and raised $2.5 million in pre-seed funding from investors including fashion designer Veronica M. Beard.

This year is to be a testing period with the rollout of Luxus's first product, the pink diamond. If the planned full launch next year is successful, Luxus will expand to other fancy colored diamonds, including blue and yellow ones. The founders hope to expand into rare watches.

https://www.bloomberg.com/news/articles/2022-05-12/luxus-brings-fractional-ownership-to-the-fancy-colored-diamond-market 3/7

17

5/16/22, 7:45 PM Luxus Brings Fractional Ownership to the Fancy Colored Diamond Market - Bloomberg

How it will work

LUXUS
Assets
Portfolio
Process
About LUXUS
Mia Weiland
Log Out
Welcome, Mia.
The Future of Alternative Assets is Now
Current Offering
Rare Argyle Pink Diamond
Ticker | TBD*
Shape Oval Brilliant
Carat 35.88 Carats
Color Fancy Vivid Purplish Pink
Clarity VS2
Natural pink diamonds are among the world's rarest of assets and true treasures from nature. Only one out of every 100,000 diamonds is classified as having a pink hue...
Total Asset Value
$400,000 USD
75% Funded
$200.00 per share
INDICATE INTEREST
"Pink diamonds have shown the greatest growth in value, up by 360% in the last nine years."
RAPAPORT
Coming Soon
Sneak Peak at Exceptional Investment Opportunities to Come
Yellow Diamond
Shape: Emerald Cut
Carats: 11.74 Carats
Color: Fancy Vivid Yellow
Clarity: Clarity TBD*
COMING TO MARKET FALL 2022
D Flawless Diamond
Shape: Ashoka
Carat: 9 Carats TBD*
Color: Color TBD*
Clarity: Clarity TBD*
COMING TO MARKET FALL 2022
Diamond and Pink Diamond Necklace
Shape: Round and Oval
Carat: 35.88 Carats
Color: Fancy Pink and DE TBD*
Clarity: TBD*
COMING TO MARKET FALL 2022
Let's Get Into the Details
LUXUS FAQS
Read More
AN OVERVIEW OF THE PRECIOUS GEMS MARKET
A New Asset Class That Combines Luxury, Commodities and Collectibles Emerges. Read More
Privacy Policy
Terms of Service
luxusco.com
LUXUS © 2022 · All rights reserved

Source: Luxus

Luxus will offer 2,000 shares in the pink stone at $200 each, valuing the diamond at $400,000. The company says pricing for this stone—and future products—is set below retail prices and above wholesale, as determined by market data and assessments by independent third parties, including the International Gemological Institute.

The company says an independent advisory board that is currently being assembled will assign pricing after the full launch in 2023.

https://www.bloomberg.com/news/articles/2022-05-12/luxus-brings-fractional-ownership-to-the-fancy-colored-diamond-market 4/7

18

5/16/22, 7:45 PM Luxus Brings Fractional Ownership to the Fancy Colored Diamond Market - Bloomberg

CEO Greg Kwiat says the offered price is a good metric of the trade market value. “One of the most important things that we bring to this–and I know it’s very consistent with Dana’s vision–is that the pricing to [retail] investors needs to reflect fair market value that positions them for upside, which by definition means not buying it at the highest price anyone could imagine paying for it, and not a retail price.”

After 12 months, Kwiat will work to sell the diamond for Luxus. “When it sells, that’s how the [retail] investors will participate in upside. All the while, we’ll be making sure to sell it for a price that reflects the full current market value,” says Kwiat. “I think we’ll sell it in a similar manner to how we sell all of our important assets: showing it privately to the best potential buyers of the assets.”

He is excited about Kwiat being the first jewelry company to participate in this offering, which he sees as part of the future of the jewelry industry. “We need to be forward looking. You know, I think this is one of the most exciting things I’ve worked on in 20 years of my career so far in jewelry,” he says.

What potential shareholders should look for

Source: Luxus

Neither Kwiat nor Luxus will disclose the stone’s initial purchase price, so potential retail investors can’t see its price history and must trust that it’s properly priced for them to make a profit.

https://www.bloomberg.com/news/articles/2022-05-12/luxus-brings-fractional-ownership-to-the-fancy-colored-diamond-market 5/7

19

5/16/22, 7:45 PM Luxus Brings Fractional Ownership to the Fancy Colored Diamond Market - Bloomberg

Martin Rapaport, founder of the Rapaport Diamond Report, which tracks diamond prices and markets globally, and RapNet, an electronic diamond trading network with 930,000 diamonds, says this is a potential cause for concern.

If it were offered by an unknown company, and “you don’t have transparency about what the actual cost of the diamond is, run away fast,” says Rapaport. “Investors are at a distinct disadvantage when they don’t know the actual cost of the item.” Traditionally, dealers don’t discuss what they paid for a stone, something that may need to change in the era of fractional ownership.

Looking at his databases, Rapaport would value a similar diamond at a dealer price of $300,000 to $400,000 per carat, which could potentially retail at double the price. Since the stone is roughly half a carat, this estimate would mean fractional investors are buying the stone at somewhere around the current retail price.

Rapaport cautions that with fancy colored diamonds, it’s impossible to find an exact comparison, because every stone is unique. “It’s difficult to compare something so rare,” he says. Only more transparency from Luxus could let retail investors know if they’re getting good value or overpaying.

Fees and sale

One of the downsides of alternative investments can be high fees that eat into retail investors' returns. While Luxus does take fees, Auslander says she intends to keep them as low as possible to entice retail investors. “I come from a world where you have to be really mindful of what investors end up paying for,” she says. That includes Luxus absorbing the startup costs, filing fees, and broker fees; having the company store the diamond and maintain insurance (which she says will not be added later as a cost); and including an undisclosed listing fee—which Luxus maintains is lower than those of auction houses —in the offering price, so no surprises will accompany a sale.

Any sourcing fee, which can reach 10% or more for Luxus, is included in the initial price. Luxus charges an annual management fee from .5% and 1%, to be paid out at the sale.

Matt Levine's Money Stuff is what's missing from your inbox.Matt Levine's Money Stuff is what's missing from your inbox.Matt Levine's Money Stuff is what's missing from your inbox.

We know you're busy. Let Bloomberg Opinion's Matt Levine unpack all the Wall Street drama for you.We know you're busy. Let Bloomberg Opinion's Matt Levine unpack all the Wall Street drama for you.We know you're busy. Let Bloomberg Opinion's Matt Levine unpack all the Wall Street drama for you.

Sign up to this newsletter

https://www.bloomberg.com/news/articles/2022-05-12/luxus-brings-fractional-ownership-to-the-fancy-colored-diamond-market 6/7

20

5/16/22, 7:45 PM Luxus Brings Fractional Ownership to the Fancy Colored Diamond Market - Bloomberg

The company estimates it will hold assets for from 18 months to three years, but in practice the period could run from as little as 12 months to as long as eight years. There are to be no transaction or trading fees if shares in an asset are sold on Luxus's secondary trading platform before the stone is sold. In addition, a stone's vendor must sign a commitment to purchase a minimum share of the asset—in Kwiat's case, at least 10%—and Luxus says it will purchases shares, too, to ensure that its interests align with those of retail investors.

Auslander describes the prospective sale of a diamond as "a capital market transaction on the way in and a private equity exit on the way out." Luxus uses a waterfall distribution method, so once the fees are paid to it and initial capital investments are returned to all shareholders, retail investors will receive 8% preferred returns of the profit. Whoever then sells the asset—Luxus or the stone's vendor, such as Kwiat—will receive 20% of the remaining profit; the final 80% is to be distributed to the shareholders.

The fees are lower than those of Masterworks, a fine art fractional ownership platform, Auslander says. Masterworks charges a 1.5% annual fee and expects to hold onto the artworks for from three to 10 years, as well as a 10% sourcing fee, 20% of future profits (with no preferred returns), and some undisclosed potential expenses and fees.

Luxus plans to add additional source partners next year.

(Corrects S&P growth from 2005 to 2022 in the fifth paragraph. Corrects Luxus management fee in the 21st paragraph.)

Terms of Service Do Not Sell My Info (California) Trademarks Privacy Policy
©2022 Bloomberg L.P. All Rights Reserved
Careers Made in NYC Advertise Ad Choices Help

https://www.bloomberg.com/news/articles/2022-05-12/luxus-brings-fractional-ownership-to-the-fancy-colored-diamond-market 7/7

21

HYPERLINKS IN ARTICLE DIRECTING READER TO THE APPLICABLE LEGENDS

Page 1

"A new fractional ownership business centered on fancy-colored diamonds will launch on May 18. Luxus, founded by hedge fund expert Dana Auslander and fashion journalist Gretchen Gunlocke Fenton, will debut with a first offering of a .54 carat fancy pink diamond. Luxus says this is being done under Regulation A, and first requires qualification by the Securities and Exchange Commission before any investor can participate."

NOTES: "Luxus" is hyperlinked. When clicking on this link it takes you to the following legend:

LUXUS Alternatives, Inc. ("LUXUS") operates the [domain] website (the "site"), and is not a broker-dealer or investment adviser. You should speak with your financial advisor, accountant and/or attorney when evaluating any offering. Neither LUXUS nor its affiliated issuers makes any recommendations or provides advice about investments. The site may make forward- looking statements. You should not rely on these statements but should carefully evaluate the offering materials in assessing any investment opportunity, including the complete set of risk factors that are provided for your consideration. An affiliate of LUXUS is anticipating making an offering of securities under tier 2 of regulation a. No money or other consideration is being solicited and, if sent in response, will not be accepted. No offer to buy securities can be accepted, and no part of the purchase price can be received, until an offering statement filed with the sec has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification by the SEC or as stated in the offering materials relating to an investment opportunity, as applicable. An indication of interest involves no obligation or commitment of any kind. The most recent copy of the offering circular related to this offering may be found at https://www.sec.gov/Archives/edgar/data/1911165/000101054922000060/luxus1a.htm